EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-127751, Form S-8 No. 333-145301, Form S-8 No. 333-118034 and Form S-8 No. 333-91671) pertaining to the 2005 Incentive Plan, the 1994 Employee Stock Purchase Plan, and the Amended and Restated 1994 Incentive Plan of our reports dated February 23, 2009, with respect to the consolidated financial statements of National Instruments Corporation, and the effectiveness of internal control over financial reporting of National Instruments Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Austin, Texas
February 23, 2009